Exhibit 10.5

Change of Status

August 1, 2025

RE: Ed Kirnbauer CFO Offer Letter

Dear Ed:

I am very pleased to offer you the position of Chief Financial Officer of Identiv, Inc. based on the significant contribution and dedication you have demonstrated over the past ten years. This appointment reflects your ongoing leadership and strategic contributions while serving as Global Corporate Controller.

1)
The effective date for your new role is Monday, August 4, 2025.

2)
Your new base salary will be $290,000 annually, paid in accordance with Identiv’s regular payroll practices and subject to applicable tax withholdings.

3)
You will also be eligible to earn a quarterly performance bonus of up to 12.5%, or $36,250 of your base annual salary (up to $145,000 annually). Your quarterly bonus for Q3 and Q4 of 2025 will be guaranteed at 100% payout. Performance bonus criteria will be tied to specific thresholds to be established by the Compensation Committee of the Board in consultation with you at the start of 2026.

4)
In addition to the 25,000 one-year RSUs previously communicated in the letter dated July 2025, you will be granted an additional 15,000 one-year RSUs, bringing your total award to 40,000 RSUs under Identiv’s 2011 Incentive Compensation Plan (the “Plan”). These RSUs will vest in their entirety on July 11, 2026, subject to your continued employment, and will be governed by the terms of the Plan and a forthcoming award agreement. We recommend you consult with a financial advisor to review the equity portion of your compensation.

5)
If at any time Identiv terminates your employment without cause or if at any time during the twelve month period following the effective date of a change in control, your employment is terminated without cause, and you provide an enforceable release, then you will be entitled to receive: (i) a lump sum payment equal to twelve (12) months of your then-current base salary (subject to applicable deductions and required tax withholdings); (ii) benefits continuation for twelve (12) months beginning in the month after your last day of employment; and (iii) accelerated vesting in all of your outstanding Identiv stock options, stock units, and similar equity awards with service based vesting.

The entire Board and Management are looking forward to working with you in this new capacity. I appreciate your commitment to the business and our shareholders and you taking on this new role.

Sincerely,

/s/ Jim Ousley

Jim Ousley

Chairman of the Board

Identiv, Inc.

Acknowledged and Accepted,

/s/ Ed Kirnbauer 8/1/2025

Ed Kirnbauer Date